UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C

             Information Statement Pursuant to Section 14(C) of the
                         Securities Exchange Act of 1934


Filed by the registrant                    [X]

Filed by a party other than the registrant [ ]


Check the appropriate box:

[X]     Preliminary Information Statement

[ ]     Confidential, for use of the Commission (only as permitted by

        Rule 14c-5(d)(2))

[ ]     Definitive Information Statement


                                MICROSIGNAL CORP.
                             (A Nevada Corporation)


                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with Preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.

      (3) Filing Party:

      (4) Date Filed:

            November 17, 2003


                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

                  THE DATE OF WHICH THIS INFORMATION STATEMENT
                      WAS FIRST SENT TO THE SHAREHOLDERS IS
                                NOVEMBER 17, 2003


                                MICROSIGNAL CORP.
                             (A NEVADA CORPORATION)

                       Wayne B. Norris, President and CEO
                       Andrea Lindsay, Secretary-Treasurer
                      3960 Howard Hughes Parkway, Suite 500
                               Las Vegas, NV 89109
                                 (702) 650-3000

                  --------------------------------------------

                            INFORMATION STATEMENT AND
                             NOTICE OF ACTIONS TAKEN
                              BY WRITTEN CONSENT OF
                            THE MAJORITY STOCKHOLDERS
                       IN LIEU OF MEETING OF STOCKHOLDERS

                  ---------------------------------------------

FORWARD LOOKING STATEMENTS
-----------------------------

This Schedule 14C includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. The statements contained in this Form 14C that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases, including references to assumptions, in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our management's expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements.

The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

     o    changes in general economic, business and MRI industry conditions;

     o changes in MRI technology, software, pricing and distribution policies;

     o changes in political and social conditions and corresponding laws and regulations regarding MRI products and healthcare services;

     o changes in governmental support of, and reimbursement for MRI products and healthcare services;

     o new laws and regulations or changes in laws and regulations governing MRI pricing, healthcare services or mandated benefits;

     o    competition in MRI hardware and software;

     o    changes in MRI sales mix;

     o    difficulty of forecasting sales at various times in various markets;

     o    disruptions of established supply channels;

     o    degree of acceptance of new MRI software and products;

     o    potential significant intellectual property litigation;

     o    acquisitions and dispositions;

     o    the availability, terms and deployment of capital; and

     o the other factors discussed below under the heading "Risk Factors" and elsewhere in this prospectus.

All of our forward-looking statements should be considered in light of these factors. We undertake no obligation to update our forward-looking statements or risk factors to reflect new information, future events or otherwise.

GENERAL INFORMATION
----------------------

This information is being provided to the shareholders of MicroSignal Corp. (the "Company"), a Nevada corporation, also formerly known as "Pro Glass Technologies, Inc.", in connection with our prior receipt of approval by written consent, in lieu of a special meeting, of the holders of a majority of our common stock representing 56.38% or 53,750,000 shares out of the 95,323,714 shares authorized and issued on a fully diluted basis as of November 7, 2003, approving and ratifying the following actions:

o Approval and ratification of the change in the name of the Company to "NanoSignal Corporation" with the Nevada Secretary of State to better reflect the dramatic technological improvements in the SLICES(TM) technology subject to service mark and trade mark search and internet search.

o Re-appointment of Dr. Rupert Perrin and Dr. Lawrence Madoff as members of the board of directors of the company to serve for a term of two years or until November 17, 2005 and/or until the Annual Meeting of Shareholders for 2005 if it is not held on November 17, 2005;

o Approval and ratification of the appointment of Dr. Paul D. Bandt as a member of the board of directors to serve for a term of one year or until November 17, 2004 and/or the Annual Meeting of Shareholders for 2004 if it is not held on November 17, 2004;

o Approval and ratification of the appointment of Wayne B. Norris as President and Chief Executive Officer, Andrea Lindsay as
         Secretary-Treasurer; Christopher Puleo as Vice President of Engineering; and Sherry Yavelak as Vice President of Operations;

o Approval and ratification of the now expired interim appointments of Robert Braner as Interim President and Chief Executive Officer and Melissa Blue as Interim Secretary-Treasurer who served in their capacities as officers of the company until full-time officers were appointed by the board of directors;

o Approval and ratification of board of directors resolutions setting the Annual Meeting of Shareholders for November 17, 2003 in Las Vegas, NV;

o Approval and ratification of the adoption by the board of directors of re-stated and first amended by-laws of the company;

o Approval and ratification of board of directors resolutions terminating the employment contract of Matthew G. McConaghy as President and Chief Executive Officer for cause and thereafter removing Mr. McConaghy as a member of the board of directors for cause;

o Approval and ratification of board of directors resolutions regarding the attempted settlement of litigation by and between the Company and George Parks, a former director, and MicroSignal Corporation of Pennsylvania now pending in Nevada and Pennsylvania, which inter alia would confirm the terms of the September 10, 2002 Plan of Merger and Plan of Reorganization between MicroSignal Corp., the private Pennsylvania corporation, and Microsignal Corp. (formerly Pro Glass Technologies, Inc.) a Nevada corporation, and sets forth a schedule for the payout of shares to shareholders of the private Pennsylvania corporation;

o Approval and ratification of board of directors resolutions regarding the registration of shares to the shareholders of the private Pennsylvania shareholders and others in accordance with an S-8 registration and a registrations rights agreement;

o Approval and ratification of board of directors resolutions regarding the reduction of debt from $3,000,000 to less than $500,000 through the issuance of equity for debt;

o Approval and ratification of a Value Added Reseller's Agreement with Bio-Medical Technologies, Inc. in order to provide the structure for the sale and/or lease of the SLICES(TM) technologies to the broadest market segment through an accelerated VAR Program subject to negotiation as to prices;

o        Management opinion in favor of spinning off Exxcode;

o        Management authorization of an intellectual property audit;

o Approval and ratification a retainer agreement with Jason G. Landess, Esq. for legal and/or management consulting services in return for which the Company agreed to provide compensation through, inter alia, the issuance of stock accompanied by an S-8 Registration;

o        Approval and ratification of Harold Gewerter, Esq. as General Counsel;

o        Approval and ratification of BBX Equity as Management Consultant;

o        Approval and ratification of Princeton Research as a consultant;

o Approval and ratification of Dr. Kenneth Lehrer as a forensic economic consultant;

o        Approval  and   ratification   of  Ravinia   Capital  for  a  one-year,
         non-exclusive investment banking relationship;

o        Approval and ratification of Mr. Mike Mulshine as a research analyst;

o        Notice of pending litigation by Mr. Richard Tauli;

o        Notice of settlement of claims by Mr. John Edwards, Investment Banker;

o        Approval and ratification of Dr. Nathan Blumberg's consulting services;

The actions being taken by the majority shareholders are being taken in advance of the Annual Meeting of Shareholders scheduled for 10:00 a.m. on November 17, 2003 in Las Vegas, NV at the Sunset Station Casino, Club Madrid Room, 1301 West Sunset Road, Henderson, NV 89014 (702-547-7777). A separate information statement will be sent to shareholders with respect to the Annual Meeting of Shareholders, but there will be no solicitation of proxies involved in advance of said meeting.

The majority shareholders holding shares representing 53,750,000 or 56.38% of the 95,323,714 of the votes entitled to be cast at a meeting of the Company's shareholders consented in writing to the proposed actions. The Company's shareholder's called for and consented to this Special Meeting action on November 7, 2003.

The effective date of the election of new directors will be 20 days after the mailing of this Information Statement. If the shareholder action were not adopted by written majority shareholder consent, it would have been necessary for this action to be considered by the Company's shareholders at either a special shareholder's meeting convened for the specific purpose of electing successor directors or at the Annual Meeting of Shareholders scheduled for November 17, 2003. This process would have taken more time and required the Company to solicit shareholder proxies for that purpose. This action, taken independently by a majority of Company shareholders, was seen as an urgent corporate matter by these majority shareholders for the reasons stated in the items listed below. This majority shareholder action will permit the Company to continue to take actions necessary until the Annual Meeting of Shareholders scheduled for November 17, 2003 in Las Vegas, NV.

The elimination of the need for a special meeting of the shareholders to, in this case, elect directors and ratify certain amendments to the articles of incorporation and bylaws is authorized by Section 78.320 of the Nevada Revised Statutes, (the "Nevada Law"). This Section provides that the written consent of the holders of outstanding shares of voting capital stock, having not less that the minimum number of votes which would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on a matter were present and voted, may be substituted for the special meeting. According to
Section 78.390 of the Nevada Law, a majority of the outstanding shares of voting capital stock entitled to vote on the matter is required in order to, among other things, elect directors. In order to eliminate the delays in time and costs involved in holding a special meeting and in order to install a fully functioning board of directors as early as possible in order to effectively govern the Company, the Company's majority shareholders elected to utilize the written consent of the majority shareholders of the Company in lieu of a calling a special meeting of the shareholders.


                                             BY ORDER OF THE BOARD OF DIRECTORS,

                                             By: /s/ Andrea Lindsay
                                                 --------------------------

                                                  Corporate Secretary-Treasurer

DATED:  NOVEMBER 12, 2003

STOCK OWNERSHIP
----------------
The following Table sets forth the Common Stock ownership information as of November 7, 2003, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company's Common and Preferred Stock,
(ii) each director of the Company, (iii) each person intending to file a written consent to the adoption of the Amendment described herein, and (iv) all directors, executive officers and designated shareholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of each person named. Unless otherwise indicated, the business address of each person listed is the Company's corporate headquarters located at 3960 Howard Hughes Parkway, Suite 500, Las Vegas, NV 89103, and all shares are beneficially owned directly by the named person.

                          TABLE 1. BENEFICIAL OWNERSHIP

NAME AND POSITION                 SHARES                            PERCENTAGE
-----------------                 ------                            ----------

Wayne B. Norris
President                         1,000,000 Rule 144                1.04%

Andrea Lindsay
Secretary-Treasurer               100,000 Rule 144                  .104%

Christopher Puleo                 500,000 Rule 144                  .52%
Vice President

Sherry Yavelak                    500,000 Rule 144                  .52%
Vice President

Dr. Rupert Perrin                 2,000,000 Rule 144                2.08%
Director

Dr. Lawrence Madoff               1,500,000 Rule 144                .156%
Director

Dr. Paul D. Bandt                 1,000,000 Rule 144                1.04%
Director

Shares Issued                     17,051,344                        17.88%
And Reserved for reverse
merger shareholders PA

NAME AND POSITION                 SHARES                            PERCENTAGE
-----------------                 ------                            ----------


All Directors and                 21,551,034                        22.6%
Officers As a Group
(1)(2)

BBX Equity Group                  16,000,000 Rule 144               21.5%
LLC (1)(3)                         4,500,000

Gary W. Walters       (1)(3)(4)   19,000,000 Rule 144               23%
                                   3,000,000

TOTAL CONSENTING MAJORITY         57,750,000                        56.38%
SHAREHOLDERS

FOOTNOTES:

* Matthew McConaghy, previously served as President and Chief Executive Officer from date of the reverse-merger on or about September 10, 2002 until termination for cause on August 25, 2003. Mr. McConaghy was replaced as Director by Board of Directors and majority shareholders for cause on November 7, 2003 and is therefore not included in Table 1.

(1)Percentage of beneficial ownership is based on 95,323,714 shares of common stock outstanding as of November 7, 2003.

(2)Includes voting control over 17,051,344 shares issued and reserved for the shareholders/debt holders of the private MicroSignal Corporation in accordance with the September 10, 2002 reverse merger with Pro Glass Technologies, Inc., a Nevada corporation, whose name was subsequently changed to MicroSignal Corp. post reverse merger and thereafter on November 10, 2003 to NanoSignal Corp.

(3) BBX Equity Group, LLC is managed by Gary W. Walters. The business address of the BBX Equity Group, LLC is 1804 Plantea Court, Las Vegas, NV.

(4) Gary W. Walters beneficially controls directly or indirectly the shares identified. The business address of the BBX Equity Group, LLC is 1804 Plantea Court, Las Vegas, NV.


BRIEF HISTORY OF OPERATIONS
---------------------------

The Company has developed a product designed to improve the quality and efficiency of magnetic resonance imaging ("MRI") systems. The product consists of a combination of hardware and software compatible with all MR machines, designed to improve the image quality as well as the display of the final MRI exam. At the core of the system is a totally novel method of reconstructing the MR information obtained by the machine (the raw data), developed by Dr. Jeffery Taft. The Company's product uses a unique algorithm, exchange analytic computation technique (EXACT), which decouples the size of the raw data from the image matrix size and overcomes a lot of the inherent limitations of the Fourier transformations. The technology allows tremendous flexibility once the MRI data has been acquired; it is possible using SLICES(TM) to obtain sharply magnified images, up to ten times the original magnification, without creating pixel artifacts inherent to the optical zoom provided by all manufacturers.

The major benefits of MSC's SLICES technology are:

          o    Increased information extraction
          o    Helps with the elimination of some artifacts
          o    Improves the radiologist's productivity
          o    Reduces patient re-scan and call back
          o    Reduces patient scan time Reduces film costs

The Company intends to proceed with marketing and sales of the Company's proprietary product.

Significant opportunities exist for follow-on product both in MRI and in other computed medical imaging applications such as CAT scan and nuclear medicine. Exciting opportunities exist to apply new proprietary MicroSignal Corporation technology to stroke prediction, breast cancer detection and cardiac evaluation, thus expanding MRI into use for the top three disease conditions in the U.S. Sales opportunities for these additional products are in the billions of dollars.

Additional opportunities exist to make use of the Internet to perform high-end teleradiology and Picture Archiving and Control. MicroSignal Corporation can become the preferred channel not only for computing and displaying medical images, but also for transporting them. The transport, if done properly, can result in an ongoing revenue stream valued in the hundreds of millions of dollars per year within five years. There can be no assurances that the Company will see these results. Future revenues are dependent upon the Company being able to secure outside financing and raising additional capital to enable it to commence operations in a meaningful manner, neither of which the Company has commitments to receive. Until such time as the Company is able to secure additional financing through loans or capital raising, the Company's efforts to commence revenue-producing operations will have to be scaled back.

POST SEPTEMBER 10, 2002 REVERSE MERGER
--------------------------------------

Following the September 10, 2002 Agreement and Plan of Reorganization or "reverse-merger" by and between MicroSignal Corp., a private Pennsylvania corporation, and MicroSignal Corp., a Nevada corporation (formerly "Pro Glass Technologies, Inc., a Nevada corporation) with the Nevada corporation the surviving entity, we have issued the 17,051,344 shares due the private Pennsylvania shareholders and debt holders. As part of the "reverse-merger" transaction, we commenced an audit of the old Pennsylvania corporation which was over $3,000,000 in debt and whose operations are best described as "stalled" from 2000 forward with little or no promise to commercialize SLICES(TM).

Although the "reverse merger" was approved by George Parks who was then the sole director of the private Pennsylvania corporation and thereafter ratified by the majority of the shareholders in a special vote to approve the reverse merger (including Mr. Parks' vote in favor of the merger), Mr. Parks refused to turn over books and records in his possession.

The records included a complete shareholders list, stock/debenture subscription documents and other papers reflecting who was entitled to receive pro rata distribution of the 17,051,344 shares. The conduct of Mr. Parks effectively stalled the audit on the private Pennsylvania corporation. On June 2, 2003, the Company was forced to file a lawsuit against Mr. Parks in Las Vegas, NV to compel him to produce the necessary books and records. This was after 6 months of futile negotiations with Mr. Parks. The lawsuit is captioned MicroSignal Corp. v. George Parks (03-A-468548-B)(District Ct. NV).

A ruling by the Nevada court upholding long arm jurisdiction over Mr. Parks (who had tried to get the case dismissed) resulted in renewed negotiations by him with management. These negotiations failed in or about September 2003, and thereafter Mr. Parks filed a lawsuit in Pittsburgh, PA challenging the reverse merger. The Parks lawsuit was filed on October 16, 2003 and was served by telefax. On October 17, 2003, the company appeared in court to oppose Mr. Parks. The lawsuit is captioned MicroSignal Corp., a Pennsylvania corporation, and George Parks v. MicroSignal Corp. (formerly Pro Glass Technologies, a Nevada corporation, Matthew McConaghy, Chris Puleo, Sherri Yavelak and Nathan Blumberg, M.D. (No. G.D. 03-20299)(Ct. Common Pleas Allegheny Cty, PA). The lawsuit was removed to federal court on the motion of MicroSignal Corp. who filed a counterclaim against Mr. Parks to stop him from interfering with the business of MicroSignal. The matter is now set for an expedited hearing on December 2, 2003 (Case No. 03-1589) (U.S. Dist. Ct. W.D. of Penn). The parties are currently in discovery.

It is unclear whether Mr. Parks is working with Matthew McConaghy who is the former President and CEO of MicroSignal who was fired for cause on August 25, 2003. The lawsuit against Mr. McConanghy is captioned MicroSignal Corp. v. Matthew McConaghy et al. (03-A-472656B)(District Ct. NV).

The Company believes that the lawsuit filed by Mr. Parks is a veiled attempt to avoid the production of books and records in his possession and which have been wrongfully withheld by him for the past 6 months. All attempts to mediate difference between the parties have to date failed with respect to Messrs. Parks and McConanghy.

As a result of these events, the majority shareholders believed that it was in the best interest of MicroSignal to take the specific actions described herein.

1. POSSIBLE NAME CHANGE OF COMPANY TO NANOSIGNAL CORPORATION SUBJECT TO DUE DILIGENCE.

Over  the  last 6  months,  the  Company's  software  engineering  team has made numerous changes in both the software programming and hardware computing specifications of the SLICES(TM) technology. The new version of SLICES(TM) is from an engineering standpoint more elegant in design using LINUX programming code. Further, the computing hardware has been completely updated using the leading components manufactured today. The original version of SLICES(TM) is more than 5 years old and in many cases components were more than 7 years old. Because of these changes and to better reflect the diagnostic power of SLICES(TM), current management determined that such a quantum improvement should be incorporated into the Company's name. Thus, management selected the scientific term "nano", which denotes one billionth, as in 10 to the -9 meters, aka a nanometer. Less technically, "nano" means something very small or minute. The diagnostic power of SLICES is its ability to see more clearly things in the human body which are very small or minute. The name change is subject to due diligence.

2. RE-APPOINTMENT OF DR. PERRIN AND DR. MADOFF TO THE BOARD OF DIRECTORS.

The majority shareholders approved and ratified the re-appointed Dr. Rupert Perrin and Dr. Lawrence Madoff as members of the board of directors of the company to serve for a term of two years or until November 17, 2005 and/or until the Annual Meeting of Shareholders for 2005 if it is not held on November 17, 2005. At this stage of the Company's development, Dr. Perrin's and Dr. Madoff's continued participation on the board of directors provides continuity together with their medical backgrounds and education. Each of the directors is paid $500.00 per meeting plus expense reimbursement for attending meetings.

3. APPOINTMENT OF DR. PAUL D. BANDT TO BOARD OF DIRECTORS.

The majority shareholders approved and ratified the appointment of Dr. Paul D. Bandt as a member of the board of directors to serve for a term of one year or until November 17, 2004 and/or the Annual Meeting of Shareholders for 2004 if it is not held on November 17, 2004. This action was necessary in order to go forward with the commercialization of SLICES(TM). Dr. Bandt has extensive experience in MRI group practice in Southern Nevada where he works with over 35 fellow radiologists at Desert Radiology. As a director, Dr. Bandt is paid $500.00 per meeting plus expense reimbursement for attending meetings.

4. APPOINTMENT OF PRESIDENT / CEO, SECRETARY-TREASURER, AND ADDITIONAL OFFICERS.

The majority shareholders approved and ratified the appointment of Wayne B. Norris as President and Chief Executive Officer; Andrea Lindsay as Secretary-Treasurer; Christopher Puleo as Vice President of Engineering; and Sherry Yavelak as Vice President of Operations. This action was necessary to provide the Company with a highly competent management team with proven skills in early development companies.

          o    Wayne B. Norris, President and CEO

          o    Andrea Lindsay, Secretary-Treasurer

          o    Christopher Puleo, Vice President

          o    Sherry Yavelak, Vice President


5.  INTERIM MANAGEMENT APPOINTMENTS.

The majority shareholders approved and ratified the now expired interim appointments of Robert Braner as President and Chief Executive Officer and Melissa Blue as Secretary-Treasurer who served in their capacities as officers of the company until full-time officers were appointed by the board of directors. Those appointments were necessary following the dismissal for cause of Matthew McConaghy in August of 2003.

6.  ANNUAL MEETING OF SHAREHOLDERS.

The majority shareholders approved and ratified the board of directors' resolutions setting the Annual Meeting of Shareholders for November 17, 2003 in Las Vegas, NV, which following the filing of this Form 14C will be an event to review and understand the majority shareholders' action.

7.  ADOPTION OF FIRST RESTATED AND AMENDED BY-LAWS.

The majority shareholders approved and ratified the adoption by the board of directors of re-stated and first amended by-laws of the company. It was necessary to update the company's bylaws post merger with Pro Glass Technologies, Inc. in September 2002.

8.  TERMINATION OF EMPLOYMENT CONTRACT WITH MATTHEW MCCONAGHY.

The majority shareholders approved and ratified the board of directors' resolutions terminating the employment contract of Matthew G. McConaghy as President and Chief Executive Officer for cause and thereafter removing Mr. McConaghy as a member of the board of directors for cause. The lawsuit against Mr. McConaghy is still pending in Las Vegas, NV after the issuance of a preliminary injunction against him. See, MicroSignal Corp. v. Matthew McConaghy et al. (Case No. 03-A-472656-B) (filed August 25, 2003).

After terminating the employment of Matthew G. McConaghy for cause as the Company's President, the Company on August 25, 2003 filed an application for a temporary restraining order and other relief against Mr. McConaghy and three other persons (Alexander Wells Parrish, Debra A. Parrish, and Arthur J. Lawida) who Mr. McConaghy had attempted to improperly appoint to the board of directors. An ex parte temporary restraining order was issued against all parties. Before the hearing for the preliminary injunction occurred, the aforementioned three individuals announced that they were withdrawing their nomination as potential directors for the Company. At the September 7, 2003 hearing for the preliminary injunction, a preliminary injunction was issued against Mr. McConaghy which, inter alia, restrained and enjoined him from acting as President.

In the course of the Company's financial audit, management has reviewed the manner in which the Company reported debt owed to certain shareholders. Following the September 2002 merger with Pro Glass Technologies, Inc., the Company was obligated to issue 17,051,344 shares to the shareholders of record of MicroSignal Corp., the private Pennsylvania corporation (the "Pennsylvania Shareholders").

The issuance of those shares was required in two different manners. First, a total of approximately 5 million shares were to have been the subject of a registration statement with the SEC and paid out over 8 successive calendar quarters. A total of approximately 12 million shares was to be issued based on a gross sales earn out of 1 share for every $0.25 in earnings. As to the 5 million shares, management has determined that no registration filing was made to register those shares and that no quarterly installments of shares have been paid to the Pennsylvania Shareholders. Since the Company has experienced no gross revenue, none of the 12 million shares have been issued. A block share certificate for the approximately 17 million shares due the Pennsylvania Shareholders was issued by the Company to be held in treasury. Management recently discovered that the share certificate for the approximately 17 million shares was being held by Mr. McConaghy in a safety deposit box at an unspecified location. The Company has since taken steps to cancel the share certificate for the approximately 17.051,344 shares after the Company's demand upon Mr. McConaghy to return it to the Company was rebuffed.

9. APPROVAL TO LITIGATE AGAINST GEORGE PARKS IN NEVADA AND PENNSYLVANIA.

The majority shareholders approved and ratified board of directors' resolutions regarding the parameters to litigate against George Parks, a former director, in civil actions now pending in Nevada and Pennsylvania. The case in Nevada was first commenced by the Company against Mr. Parks who as a former director of the private Pennsylvania MicroSignal Corp. was improperly withholding books and records necessary to complete the merger. The documents being withheld from the Company by Mr. Parks confirm the terms of the September 10, 2002 Plan of Merger and Plan of Reorganization between MicroSignal Corp., the private Pennsylvania corporation, and Microsignal Corp. (formerly Pro Glass Technologies, Inc.) a Nevada corporation and contain a schedule for the payout of shares to shareholders of the private Pennsylvania corporation.

The Company filed a complaint against George Parks in the District Court of Clark County, Nevada. The complaint sought relief against Mr. Parks in the form of an order requiring him to turn over various corporate books and records. The complaint alleges that Mr. Parks still maintains custody and/or control over certain corporate records and refuses to turn them over to the Company. The complaint further alleges that while serving as a director of the Company Mr. Parks recruited Matthew G. McConaghy as President and Chief Executive Officer and to additionally serve as a member of the board of directors. Shortly after going public through a reverse merger with Pro Glass Technologies, Inc. and re-domiciling the company in Nevada, Mr. McConaghy fired Mr. Parks. Subsequently, Mr. Parks has complained that both his firing and the merger with Pro Glass Technologies, Inc. were unfair, improper and/or otherwise defective.
Previous attempts to reconcile these issues with Mr. Parks have been unsuccessful. On September 25-26, 2003, the Company met with Mr. Parks and others advising him in Las Vegas, NV for a series of settlement discussions. See, MicroSignal Corp. v. George Parks (Case No. 03-A-468548-B)(filed
June 2, 2003) (Dist. Ct. NV)(Eighth Judicial Dist.)

On or about October 16, 2003, Mr. Parks individually and purportedly as a corporate representative of MicroSignal of Pennsylvania filed a complaint in state court in Pittsburg, PA, alleging that the September 2002 merger never occurred and that MicroSignal of Nevada was not entitled to use and/or sell SLICES(TM). That complaint sought injunctive relief. The Company and other defendants named in that action elected to remove that case to the Western District of the United States District Court located in Pittsburg, PA. On November 3, 2003, the Company filed a counter-claim for injunctive relief and damages against George Parks. See, George Parks and MicroSignal Corp. v. MicroSignal Corporation, Chris Puleo, Sherry Yavelak and Nate Blumberg (Case No. 03-1589) (U.S. District Ct. Western Penn).

A second case management order which inter alia provides for expedited discovery has been entered by the district court on November 12, 2003 with a hearing date set for December 2, 2003. Management is of the opinion that the action is without merit, and that it will be resolved in the Company's favor.

10. APPROVAL TO FILE S-8 AND "PIGGY BACK" REGISTRATION WITH THE SEC FOR THE SHAREHOLDERS OF THE PRIVATE PENNSYLVANIA MICROSIGNAL CORP. AND OTHERS.

The majority shareholders approved and ratified the board of directors' resolutions regarding the "piggy back" registration of shares to be issued to the shareholders of the private Pennsylvania MicroSignal Corp. and to others in accordance with a registration filing to be made with the SEC if and when the settlement agreement proposed during mediation is consummated. In addition, the majority shareholders approved the registration statement filing even if no settlement is reached with George Parks et al. with the shares being issued directly to the MicroSignal shareholders of Pennysylvania. Any shares due George Parks would be withheld by the Company until the measure of damages against him are ascertained for his malfeasance and tortuous misconduct.

11.  APPROVAL OF DEBT REDUCTION THROUGH ISSUANCE OF SHARES.

The majority shareholders approved and ratified the board of directors' resolutions regarding the reduction of debt from $3,000,000 to less than $500,000 through the issuance of equity for debt which would occur upon the consummation of the proposed settlement agreement with George Parks and MicroSignal of Pennsylvania.

12.  APPROVAL OF VAR AGREEMENT WITH BIO-MED TECHNOLOGIES, INC.

The majority  shareholders  approved  and  ratified  the Value Added  Reseller's
Agreement with Bio-Medical Technologies, Inc. This VAR agreement provides the structure for the sale and/or lease of the SLICES(TM) technologies to the broadest market segment through an accelerated VAR Program.

13. NEED TO SPIN-OFF EXXCODE, INC. TECHNOLOGY TO CONCENTRATE ON CORE BUSINESS

Management believes that focusing on our core technology SLICES(TM) is paramount. Accordingly, management is negotiating a technology transfer and royalty agreement for the Exxcode Technology even if it results in taking a substantial write-off in the Company's investment in that technology.

14.  INTELLECTUAL PROPERTY AUDIT

Management is currently completing an intellectual property audit and preparing intellectual property control procedures. The Company's engineers have ported the Company's existing Sun Solaris-based computer code to the Linux operating system to allow it to run on today's more widely used Intel architecture-based hardware platforms. As part of the Company's employment negotiations with the software engineers, management required their consents to written confidentiality, non-disclosure and non-competition agreements.

15.  RETENTION OF SPECIAL LEGAL COUNSEL.

The majority shareholders approved and ratified the board of directors' resolutions regarding retention of Jason G. Landess, Esq. as Special Counsel to the board of directors and to the Company. Mr. Landess is a seasoned business attorney and has extensive experience in commercial litigation. Mr. Landess effectively instituted litigation in the District Court for Clark County, Nevada which resulted in the issuance of a preliminary injunction against Matthew McConaghy. He has also worked closely with the Company's legal counsel in Pittsburg, PA, Reed Smith, in the defense of the Company against the claims being there asserted by George Parks and MicroSignal of Pennsylvania.

16. RETENTION OF CORPORATE COUNSEL.

The majority shareholders approved and ratified the board of directors' resolutions regarding retention of Harold P. Gewerter, Esq. as general corporate counsel. Mr. Gewerter is an experienced business lawyer and civil litigator in Las Vegas, Nevada. On June 2, 2003 Mr. Gewerter filed an action on behalf of the Company against George Parks to retrieve all of the books and records that Mr. Parks has refused to turn over to the Company since the 2002 merger with MicroSignal of Pennsylvania. Mr. Gewerter recently filed a motion for the turnover of that property and for a preliminary injunction. A hearing on that motion is set for November 24, 2003. Mr. Gewerter is also working closely with Mr. Jason Landess, Esq. Special Counsel on the Matthew McConaghy litigation and with Reed Smith LLP on the Pittsburgh litigation with Geroge Parks et al. in order to maintain continuity in legal consultation for the Company.

17. BBX EQUITY AS MANAGEMENT CONSULTANT TO THE COMPANY.

On May 2, 2003 the Company entered into a Management/Consulting Agreement with BBX Equity, LLC. ("BBX") Mr. Gary Walters is the Manager BBX. BBX has agreed to provide consulting services for mergers and acquisitions and various other services to help posture the Company in the MRI marketplace. Mr. Walters has extensive experience in mergers and acquisitions and brings a wealth of talent to the team. Since his engagement Mr. Walters has helped with the identification of expanded marketing opportunities and has assisted management with the restructuring and realignment of marketing strategies. Mr. Walters was also instrumental in bringing the Exxcode technology into the Company and has introduced several marketing prospects for SLICES(TM).

18.  PRINCETON RESEARCH.

Mike King at Princeton Research is an experienced stock analyst and radio show host who has been working with the Company for over a year. Mr. King helped introduce the Company with the opportunity to merge with MicroSignal of Pennsylvania. Mr. King continues to provide advice and marketing expertise to the Company.

19.  DR. KENNETH LEHRER.

In order to provide forensic assistance to the various attorneys working for the Company, the Company has engaged the services of Dr. Kenneth Lehrer, a well-respected forensic economist. The Company has contracted with Dr. Lehrer to provide various reports and analyses to the Company's legal team. And the Company expects to further engage Dr. Lehrer's services for marketing studies for SLICES and other products that may become a part of the Company's inventory through asset purchases and/or acquisitions. Dr. Lehrer has testified as an expert witness in over 500 cases throughout his distinguished career. His support has proven most helpful.

20.  MERGERS AND ACQUISITIONS PROPOSED BY RAVINIA CAPITAL, LLC

Management has approved a one-year, non-exclusive investment banking agreement with Ravinia Capital, LLC of Atlanta, GA. Ravinia Capital, LLC is a boutique investment banking company. Pursuant to that engagement agreement, Ravinia Capital, LLC has offered to assist the Company in negotiating a reverse merger with a private four year old biomedical diagnostic company on terms to be agreed upon. It is too early to determine the exact reverse merger share exchange formula between the Company and the targeted private company. However, management believes that as a condition of the reverse merger the Company will be able to secure a firm commitment for not less than $1,000,000 in funding from the private company. With that level of funding, the Company would be able to manufacture 40 fully-operational SLICES(TM) units for sale at a suggested retail price of $150,000 per unit which when sold would result in approximately $5,000,000 in gross revenue.

21. MR. MIKE MULSHINE, RESEARCH WORKS.

In order to provide analyst and research assistance to the Company, the Company has engaged the services of Mr. Mike Mulshine, a well-respected economic and market analyst. The Company has contracted with Mr. Mulshine to provide various reports and analyses on an as-needed basis. The terms of the contract are still in negotiations.

22. PENDING LITIGATION, MR. RICK TAULI

Mr. Tauli has filed a complaint against the company, but the company has not yet been served. It is the company's belief that Mr. Tauli alleges that he deserves shares that were not paid to him/assigns in connection with the Exxcode acquisition. Management is of the opinion that the action is without merit, and that it will be resolved in the Company's favor.

23. SETTLEMENT OF CLAIMS, MR. JOHN EDWARDS ET AL.

Mr. Edwards individually and on behalf of his clients agreed to settle all allegations and claims against the Company in return for a payment of $200,000 on July 29, 2003. Mr. Edwards had claimed that he deserved shares that were paid to his assigns in connection with the Exxcode acquisition.

24. PAYMENT FOR CONSULTING SERVICES BY DR. NATHAN BLUMBERG

Dr. Blumberg has performed significant and valuable technical advisory services for the Company. Dr. Blumberg was issued 100,000 restricted shares for this work.

The  majority   shareholders   approved  and  ratified  the  actions   described
hereinabove.


OFFICERS NOMINATED AND ELECTED BY MAJORITY SHAREHOLDERS:
-------------------------------------------------------

On August 25, 2003, the Company appointed Robert A. Braner as Interim President and Chief Executive Officer following the termination of Matthew McConaghy for cause. In addition, the Company appointed Melissa Blue to act as Interim Secretary/Treasurer. Both Mr. Braner and Ms. Blue have served as interim officers until such time as the Company could recruit permanent executive officers. During the last 45 days, the Company has been in the recruitment process for a permanent President and Chief Executive Officer. There were no written employment contracts with either Mr. Braner or Ms. Blue. All compensation, severance, and expense reimbursement are the subject of negotiations between the Company and Mr. Braner and Ms. Blue. The Company has offered Mr. Braner a compensation severance package of $22,000. The Company has offered Ms. Blue a compensation package of $17,000.

On October 6, 2003, the Board of Directors approved an employment contract with Wayne B. Norris to serve as President and CEO. The employment contract provided for a salary of $50,000 for the remainder of 2003, annual salary of $250,000 thereafter, 250,000 restricted shares for 2004, 500,000 restricted shares for 2005, a bonus of $150,000 if profits exceed $3 million, and potential additional compensation.

On October 6, 2003, the Company approved an employment contract with Andrea Lindsay to serve as its corporate Secretary-Treasurer through December 31, 2005. The employment contract provides for an annual salary of $60,000 with a signing bonus of $7,500. Ms. Lindsay has been appointed to the audit committee reporting directly to the Board of Directors.

COMPOSITION OF ISSUED AND OUTSTANDING STOCK:
-------------------------------------------

The Company has 200 million authorized shares of common stock, with each share representing one vote. The Company's Transfer Agent, Holladay Transfer, reports that as of the Record Date hereof there are 95,323,714 shares issued and outstanding. As can best be determined, there is a float of approximately 45.3 million shares. The Market Maker list for the Company's shares can be seen on the Internet at: www.otcbb.com/asp/tradeact_mml.asp?searchfor=MSGL&searchby=i.

The Company has experienced a measurable trading interest in its securities over the past several months and recorded over 178,000 hits on its website during the month of October, 2003.

DIRECTOR NOMINATED AND TO BE ELECTED BY MAJORITY SHAREHOLDERS
-------------------------------------------------------------

DR. RUPERT PERRIN

Dr. Rupert A. L. Perrin was born in Havana, Cuba, in 1928, moving with his family to Jamaica in 1934. He was the youngest person ever to graduate from Saint Peters High School at the age of 15. In 1945, Dr. Perrin passed with honors the Cambridge University Senior School Examination and was awarded the West Indies Scholarship to study at Oxford University in England, graduating 3 years later with high honors in Organic and Physical Chemistry. Dr. Perrin returned to Jamaica where he supervised a series of research projects sponsored by the British Commonwealth Funds. Two years later Dr. Perrin joined the University of Southern California as a Senior Research specialist in the Medical School in Endocrinology and Immunology.

In 1969, Dr. Perrin founded his own Endocrine Laboratory in Carson, California, where one of the primary objectives was to extract growth hormones from pituitary glands to assist children with growth deficiency. Growth hormones are now being promoted as anti-aging treatments, as also by giving greater strength to athletes thereby enhancing their ability to compete.

Dr. Perrin developed the first Early Pregnancy test, which was the main source of antigen and antibodies used by other institutions in the utilization of this test around the world. The first PSA test to detect the presence of prostrate cancer was developed by Dr. Perrin. One of the major accomplishments of Dr. Perrin's career was the identification and utilization of Neopterin, which plays a major role in the organization and function of the immune system. A review of the role of Neopterin gives a clear insight into the clinical applications and the tremendous importance of the test with a broad spectrum of clinical applications making Neopterin a unique screening tool as a diagnostic and prognostic indication. Neopterin is widely used in blood bank centers to screen tainted or infected blood tainted of the presence of HIV-1 Virus and AIDS, and organ transplant screening.

In 1988, Dr. Perrin received the Wisdom Award given to individuals with distinguished contributions in making the world a better place. Recipients of this award include Dr. Albert Einstein, Dr. Linus Pauling, Samuel Golding, Dr. Jonas Salk, Dr. Armand Hammer, Harry S. Truman, and Dwight D. Eisenhower. In 1989, Dr. Perrin was inducted into the New York Academy of Science and in 1995 was acknowledged by the Chinese Government for his contributions to the advancement in the study of Endocrinology and its clinical applications.

On April 5, 2003,  he was  invested  as Knight  Commander  in the order of Saint
Constantine the Great. Dr. Perrin was twice nominated for a Nobel Prize in Science based on his developments of specific and extremely sensitive methods of diagnosing various diseases in humans and animals. Dr. Perrin is a resident of Las Vegas, NV.

DR. LAWRENCE MADOFF


Dr. Madoff graduated from New York University's undergraduate school where he majored in biology and was a researcher of blood disorders. He attended medical school in Geneva, Switzerland, where he interned in medical microbiology. Subsequently, Dr. Madoff completed residency training in Hawaii and California. Serving as medical officer with the US Army during the Vietnam War, Dr. Madoff was honorably discharged from the US Army with the rank of Major.
Being currently licensed in four states, his access to numerous contacts and disciplines is expected to be a significant benefit to the company. In addition, he served in the 1970's with the U.S. Peace Corps as regional physician in Cameron, Africa. He is fluent in several foreign languages. Dr. Madoff is a resident of Los Angeles, CA.


DR. PAUL D. BANDT

Dr. Bandt is chief radiologist of Desert Radiology, which operates a number of facilities in Las Vegas, NV including the MRI unit at the University Medical Center ("UMC") Hospital. With 35 member radiologists, Desert Radiology is the second largest physician's group in Nevada. Dr. Bandt is a resident of Las Vegas.

Dr. Bandt graduated with honors from the University of Minnesota in 1960, and graduated Salutorian and Alpha Omega Alpha from the University of Minnesota Medical School in 1966. From 1996-68, he completed medical-surgical internship and nuclear medicine fellowship at the U.S. Public Health Service Hospital in San Francisco, CA. He trained as a diagnostic radiology resident at Stanford Medical Center and was later elected Chief Resident. Dr. Bandt joined Desert Radiologists in 1972. He was a clinical associate professor of surgery at University of Nevada Medical School, Adjunct Professor Radiology Technology and Nuclear Medicine and Chairman of Desert Springs Hospital radiology department. Dr. Bandt was Chairman of the Department of Radiology and Vice-Chairman of the medical staff at Desert Springs Hospital.

MANAGEMENT APPOINTED
---------------------

WAYNE B. NORRIS

Mr. Norris is a nationally recognized technology executive whose curriculum vitae includes qualification as an expert witness in trade secret and software litigation. Mr. Norris' complete background and experience is listed at www.waynebnorris.com.

Based in Santa Barbara, Calif., Mr. Norris recently returned from Kiev, Ukraine where he oversees a team of over 100 software programmers. The programming team provides support to internationally recognized technology companies on a special project basis. Mr. Norris was Senior Product Manager for 3DStockCharts.com and research and development manager for Biopac Systems, Inc. in Goleta, CA. Mr. Norris was vice-president of Emulation Systems, Inc. of Santa Maria, CA. For 5 1/2 years, Mr. Norris was vice president of science and technology officer with Typhoon Software, Inc. Mr. Norris has managed 6 software engineering departments.


Mr. Norris has written software in 29 languages on 27 different applications. This includes Windows, UNIX, Mac, and AS-400 environments including telephony, databases, voice recognition, multimedia, device drivers and others.


ANDREA LINDSAY

Andrea Lindsay, 28, as corporate secretary-treasurer. In 2000, Mrs. Lindsay earned her Masters of Science degree in Economics with a major in marketing from University of Miskolc in Hungary. Mrs. Lindsay has previously worked for international companies in Europe in marketing and accounting. Mrs. Lindsay moved to Las Vegas in 2002 after her marriage to a native of San Jose, CA who is the founder of a computer consulting firm. In Las Vegas, Mrs. Lindsay worked for Expedia.com, a leading internet travel agency.

At MicroSignal, Mrs. Lindsay will provide integration with the company's Cannonsburg, PA office and the Las Vegas headquarters. In addition, Mrs. Lindsay will provide the company's auditors with necessary recordkeeping for preparation of periodic filings with the Securities and Exchange Commission. Mrs. Lindsay's responsibilities will grow as the company completes the commercialization of its SLICES(TM) technology during the 4Q03. Fluent in English, Hungarian and German, Mrs. Lindsay will help represent the company at upcoming medical technology conferences in Europe.


RECORD DATE:
-----------

The date on which this Information Statement will be sent to the shareholders is on or about November 17, 2003. The record date established by the majority shareholders for purposes of determining the number of outstanding shares of Voting Capital Stock of the Company is November 7, 2003, (the "Record Date").

CONCLUSION
------------

As a matter of regulatory compliance, the Company is sending you this Information Statement, which describes the purpose and effect of the majority shareholder action. Your consent to this action is not required and is not being solicited in connection with this action. This Information Statement is intended to provide MicroSignal's stockholders information required by the rules and regulations of the Securities Exchange Act of 1934.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
           THE ATTACHED MATERIAL IS FOR INFORMATIONAL PURPOSES ONLY.



Date:   November 12, 2003                       MICROSIGNAL CORP.



                                                By: /s/ Wayne B. Norris
                                                ----------------------

                                                Title: President and CEO



                                                By: /s/ Andrea Lindsay
                                                ----------------------

                                                Title: Secretary-Treasurer